Exhibit 5.1

11 S. Meridian Street
Indianapolis, IN 46204-3535
317-236-1313
317-231-7433 (Fax)
www.btlaw.com

January 27, 2020

Elanco Animal Health Incorporated
2500 Innovation Way
Greenfield, Indiana 46140

Ladies and Gentlemen:

We have acted as special counsel to Elanco Animal Health Incorporated, an Indiana corporation (the “Company”), in connection with the Registration Statement on Form S-3, File No. 333-235991 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration of an undetermined dollar amount (or its foreign currency equivalent) of various types and classes of securities, including shares of common stock, shares of preferred stock, debt securities, depositary shares, warrants, rights, purchase contracts or units, or any combination thereof. Debt securities will be issued under the Indenture, dated as of August 28, 2018, between the Company and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), as amended and supplemented by the First Supplemental Indenture, dated August 28, 2018, between the Company and the Trustee and as further amended and supplemented by the Supplemental Indenture, dated January 27, 2020 between the Company and the Trustee (collectively, the “Indenture”).

The Company is proposing to offer and sell, under the Registration Statement:

(A) 22,694,732 (the “Firm Shares”) shares of Common Stock, no par value, (the “Common Stock”) and, at the election of the Common Stock Underwriters (as defined below), up to 2,269,473 shares of Common Stock (the “Optional Shares” and, together with the Firm Shares, the “Primary Shares”), as described in the preliminary prospectus for the Firm Shares, dated January 21, 2020 (the “Preliminary Stock Prospectus”) and the pricing prospectus, dated January 22, 2020 for the Primary Shares (the “Stock Pricing Prospectus”) each filed with the Commission pursuant to Rule 424(b) under the Act; and

(B) 11,000,000 (the “Firm Units”) tangible equity units, each unit to be composed of (i) prepaid purchase contracts (“Purchase Contracts”) for Common Stock and (ii) senior unsecured amortizing notes (“Amortizing Notes” and, together with the Purchase Contracts, the “TEUs”), as described in the preliminary prospectus for the TEUs, dated January 21, 2020 (the “Preliminary TEU Prospectus”) and the pricing prospectus, dated January 22, 2020 for the TEUs (the “TEU Pricing Prospectus”; and, together with the Preliminary Stock Prospectus, the TEU Prospectus, and the Stock Pricing Prospectus, the “Prospectus Supplements”), each filed with the Commission pursuant to Rule 424(b) under the Act.

Elanco Animal Health Incorporated

January 27, 2020

As special Indiana counsel, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the Registration Statement and the exhibits thereto and such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purpose of this opinion, including, without limitation (a) the amended and restated articles of incorporation of the Company; (b) the amended and restated bylaws of the Company; (c) certain resolutions adopted by the board of directors of the Company; (d) the Indenture; (e) the Purchase Contract Agreement, dated January 27, 2020, between the Company and Deutsche Bank Trust Company Americas, as purchase contract agent, as attorney-in-fact for the holders of equity-linked securities from time to time and as Trustee under the Indenture (the “Purchase Contract Agreement”); (e) the underwriting agreement (the “Common Stock Agreement”) with respect to the purchase and sale of the Primary Shares to be executed by the Company, and Goldman Sachs & Co. LLC, Citigroup Global Markets, Inc. and J.P. Morgan Securities LLC as representatives (the “Common Stock Representatives”) of the several underwriters listed on Schedule I thereto (the “Common Stock Underwriters”); and (g) the underwriting agreement (the “TEU Agreement”) with respect to the purchase and sale of the TEUs to be executed by the Company and Goldman Sachs & Co. LLC, Citigroup Global Markets, Inc. and J.P. Morgan Securities LLC as representatives (the “TEU Representatives”) of the several underwriters listed on Schedule I thereto (the “TEU Underwriters”).

As to questions of fact material to this opinion, we have relied on certificates or comparable documents of public officials and of officers and representatives of the Company. In rendering the opinion expressed below, we have assumed without verification the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies, and the authenticity of the originals of such copies. We further assumed, with your permission, that (i) the Indenture has not been further amended, modified or supplemented and (ii) the Amortizing Notes have been issued pursuant to the Indenture and otherwise in compliance with the provisions of the Indenture.

Based on the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that

1.The Primary Shares and the shares of Common Stock issuable under the Purchase Contracts in accordance with the Purchase Contract Agreement (the “TEU Shares”) have been duly authorized.

2.When issued and delivered to the Common Stock Underwriters against payment in accordance with the terms of the Common Stock Agreement, the Primary Shares will be validly issued, fully paid and nonassessable.

3.When the TEUs have been issued and delivered to the TEU Underwriters against payment in accordance with the terms of the TEU Agreement, and the TEU Shares are issued and delivered upon settlement in accordance with the terms of Purchase Contract Agreement, the TEU Shares will be validly issued, fully paid and nonassessable.

Elanco Animal Health Incorporated

January 27, 2020

We do not express any opinion herein concerning any law other than the Indiana Business Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Current Report on Form 8-K of the Company and to the use of our name under the caption “Legal Matters” in the Prospectus Supplements. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Barnes & Thornburg LLP